Continental Materials Corporation Reports Settlement of Pikeview Litigation

CHICAGO, IL -- (Marketwire - December 17, 2012) - Continental Materials Corporation (NYSE MKT: CUO) today reported that on December 13, 2012 Continental Materials Corporation ("the Company") and its subsidiary, Castle Concrete Company ("Castle"), reached a settlement of a lawsuit filed by the Company against its insurance carrier in November, 2010. The suit was related to a business interruption and property damage claim resulting from a landslide at its Pikeview Quarry in December 2008. The Company will receive approximately $9,450,000 after paying contingent compensation to its outside legal counsel. The Company had not previously recorded in its financial statements any receivable pertaining to this matter. The Company estimates that the state and federal income taxes attributable to these settlement proceeds will be $3,200,000.

Castle has filed an application for a new mining permit for the Pikeview Quarry with the Colorado Division of Reclamation, Mining and Safety ("DRMS"). Castle is currently working with the staff of the DRMS and providing additional information to supplement the application. While the Company anticipates that the DRMS will issue a new mining permit there is no assurance that they will do so or that the terms of the permit will be such that the future operation of the Pikeview Quarry can be economical. The outcome of the permit process will likely have an impact on the future reclamation requirements at the Pikeview Quarry. A revised reclamation plan may require the Company to increase its recorded reclamation liability. The amount of such increase, if any, is not currently determinable.

CAUTIONARY STATEMENT -- Statements in this document that are not historical facts are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company's Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission, as the same may be amended from time to time. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the company's ability to control or predict. Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

CONTACT:
Mark S. Nichter
(312) 541-7207